Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-145325) pertaining to stock issuance programs, with respect to the consolidated financial statements of eTelecare Global Solutions, Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Phoenix, Arizona
March 14, 2008